                                                                    Exhibit 99.1

On January 26, 2004, Neoware Systems, Inc. held a webcast conference call to review its 2004 second fiscal quarter results and discuss management's expectations and current views of the industry. The following represents a textual representation of the content of the conference call, and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available on our website at www.neoware.com.




   MANAGEMENT DISCUSSION SECTION


Operator
--------------------------------------------------------------------------------

   Good day ladies and gentlemen and welcome to Neoware Q2 Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press "*" then "0" on your touchtone telephone. As a reminder this conference call is being recorded. I would now like to introduce your host for today's conference Mr. Michael Kantrowitz, Chairman and CEO of Neoware.


Michael Kantrowitz, Chairman, President and CEO
--------------------------------------------------------------------------------

   Thank you Molina and welcome everybody to Neoware's Q2 conference call for the quarter ended December 31, 2003. At this time you should have all seen our press release, which went out at 4 o'clock today. It is posted on our website and if you need one sent to you, please feel free to call 1800 Neoware and ask for that. With me on the call today is Keith Schneck, Neoware's Executive Vice President and Chief Financial Officer. And let me tell you our agenda for the day. And let me tell you our agenda for the day. We will start by me giving you an update on recent events and highlights for the quarter. I will then turn the call over to Keith who will go over our numbers for the quarter and the first 6 months in detail and provide some insight into our business model and some key metrics. Keith will then turn the call over to me. I will talk a bit about our strategy and our plans for the future, and then we will take questions for approximately 30 minutes at the conclusion of the call. Before we begin, let me turn it over to Keith for the Safe Harbor statement. Keith.

Keith Schneck, Executive Vice President and CFO
--------------------------------------------------------------------------------

   Thanks Mike. The following topics today will be discussed and it will contain forward-looking statements - our relationship with IBM, our TeemTalk product line, our focus on increasing software revenues, our financial results, the thin-client appliance market, our expectation for the growth of our business organically and through acquisitions, our flexibility in our future operations, customer recognition of the benefits of our products and services driving our results, and the cost saving benefits of our products to our customers. Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements are contained in our Form 10-K for our fiscal year ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003, which was filed with the Securities and Exchange Commission. Mike.


Michael Kantrowitz, Chairman, President and CEO
--------------------------------------------------------------------------------

   Thanks, Keith. Let's start going over the results for the quarter. While we didn't meet all of our expectations for this quarter, you can see from the release in the numbers that we released today that we did report some positive results. First on the revenue line, revenue of $15.3 million is the second highest that this company has ever delivered. In fact this is only the third time that the Company has ever exceeded $15 million and that's the last three quarters in a row, as a matter of fact. Once again, gross margin significantly exceeded our estimates of 45-48%; gross margin came in at 50% for the quarter - the result of our efficient supply chain and our increased software sales. Earnings per share were $0.09 on 1.5 million more shares than last year and this included $316,000 of amortization of intangibles from acquisitions. As planned, operating expenses were up by $1.9 million from last year as we invested in sales, marketing, R&D, and infrastructure as part of our growth plan. And, I think, very impressively on the balance sheet, for the first time the Company has reported more than $50 million in cash. The Company, the balance sheet, the cash position - they are in the strongest position that they have ever been at Neoware with over $50 million in cash and no debt.

   Obviously we have the resources to move forward and to grow this business. And we're confident that we are in the right place at the right time. And we believe our products offer real tangible benefits for our customers. We improve customer security, we allow customers to save money, and, in general, we let them do more with less, with fewer staff and with lower budgets. These are important benefits that we provide given today's IT spending environment. And in fact our industry is beginning to see - is beginning to get more attention as these benefits become more widely known. We've seen increasing attention with major articles talking about the benefits of thin-client computing. In the mainstream press, as a matter of fact, yesterday there was an article in the New York Times talking about this; a few weeks ago a cover article in Computer World talking about the benefits of thin-client computing with some wonderful examples of Neoware customers in it; and recently a major piece in CIO magazine as well. The result is that thin-client computing is becoming more widespread and more widely known everyday. So as a result of that, obviously we are quite positive about the future opportunity for the Company both because of the resources that we bring, the groundwork that we've laid, the benefits that we bring to our customers, and the opportunity that we see in our market. Let me turn the call over to Keith to give you some more details on the quarter.

Keith Schneck, Executive Vice President and CFO
--------------------------------------------------------------------------------

   Thanks Mike. I'd like to review the highlights of our second quarter financial performance. First on the income statement, revenues for the second quarter ended December were $15.3 million, up 4% from the $14.7 million reported in the prior year December quarter and up sequentially from the $15 million in our recent September quarter. As Mike pointed out, this is only the third quarter in the Company's history that we've delivered more than $15 million in revenue. Our customer base continues to remain strong with a mix of existing and new customers including Accor Hospitality, Raymour and Flanagan Furniture, ADT, Allied Holdings, Art Van Furniture, Badcock Furniture, The California Department of Motor Vehicles, City of Montreal, DaimlerChrysler, Haverty's Furniture, L.L. Bean, Los Angeles Municipal Transit Authority, Provident Bank, Raytheon, and Wal-Mart to name a few. Once again we signed up hundreds of new customers in the quarter and more than 85% of our business came from existing customers showing that the customers value the products and services that our people provide.

   Operating income for the quarter was $2.1 million or 14% of revenue compared to $2.9 million or 19% of revenue in the prior year December quarter. This is a result of our planned increase in operating expenses, which I will talk about in a minute. Net income for the quarter was $1.4 million or $0.09 per share fully diluted compared to $1.9 million or $0.13 per share in the prior year. Fully diluted shares increased by 10% over the prior year due to the
   1.5 million shares issued in the private placement in July 2003. Gross profit margins were 50%, up significantly from the 45% reported a year ago and well above our guidance of 45-48%. We have reported results well above our guidance in the past several quarters driven by improvements in our product costs, leverage of our supply chain model, and a product mix that includes an increasing component of software revenues. However we are holding guidance at 45-48% for gross profit margins.

   Our operating expenses are up 50% from last year's second quarter or about $1,850,000 and up 8% from the recent September 2003 quarter as planned. About 25% of the increase from last year is a result of personnel we hired and operating costs including amortization of purchase price related to our TeemTalk acquisition. Additional cost increases in sales and marketing are due to people additions and marketing expenses for items such as trade shows, direct mail, collateral materials and other activities incurred as a result of implementing our growth plans both domestic, U.S., and Europe. In the G&A area, our operating costs have increased for salary and benefits due to staff additions such as our Chief Operating Officer, Eric Rubino and myself; both of which were not there a year ago, additional costs to support expanded efforts in complying with new Federal and SEC regulations like the Sarbanes-Oxley internal control documentation and audit fees associated with that. We also increased D&O insurance, which has more than doubled in the past year. One other factor impacting our operating costs, although not as significant, is the price fluctuation in both the pound and the euro. Both are up over 11% since June 30. The change in the December quarter on operating expenses was approximately $100,000. Since we invoice most of our international customers in U.S. dollars, the price fluctuations impact our expenses only.

   Moving to the balance sheet and cash flow statement - cash and marketable securities increased to $50.8 million at December 31 from $45.7 million at September 30, primarily as a result of positive cash flow from operations. Cash flow from operations for the quarter greatly improved as we focused on collection of receivables, now down to 54 days sales outstanding compared to 63 as of June 30. A reduction in inventories, now about $740,000 or about half of where they were as of September 30. And better management of our payables. These are especially good results as our targets for DSO are 60-65 days and our target for inventory is higher than what we deliver.

   Now looking forward, as we indicated in our release in early January IDC continues to project robust growth in our market for coming years. In addition there are signs that point to industry growth in the coming year such as others in our industry projected IT spending will grow at a healthy rate in 2004 and there is expected to be a significant upgrade cycle related to the Y2K systems replacements. Of course in developing our guidance we also consider our own internal data including past history, customer pipelines, roll out schedules, and the continued addition of new customers, which continue to be in the hundreds per quarter. However, we do believe we are best served by giving relatively conservative guidance and as a result we are providing guidance assuming that the market in the coming year is similar to the market this past year. Our projections did not assume a significant increase in IT spending nor do they assume that thin-clients capture a significantly larger portion of the expected PC upgrade cycle. With this in mind we are guiding revenue projections for the remainder of the fiscal 2004 year to be similar to revenues reported in the past six months plus or minus $1 million per quarter.

   We are forecasting revenue growth of at least 17% in our fiscal 2005 that starts in July of this coming year. This revenue growth is also about equivalent to our calendar 2003 over calendar 2002 revenue growth. Our gross profit margin guidance continues to be in the 45-48% range, dependent on product mix and relative percentage of software revenues. Operating expenses will go up slightly as we invest more heavily in marketing and realign our sales resources to stimulate growth while maintaining other costs in line. Share count is expected to remain constant and our effective tax rate should not exceed 36%. Mike will detail more of the operational activities associated with our plans. So to summarize guidance in an example, if we are at the same revenue levels as the past quarter, which is around the mid point of our guidance margins of 48% and operating expenses at the same quarterly level, this translates to $0.07 earnings per share. At the top end of the revenue range plus $1 million it's about $0.09 per share. Overall we continue to believe we have a strong business model, a strong financial position, and leverage and a handle on what we need to do in our business. That brings my prepared remarks to an end and after Mike's presentation we'll open the call to answer any questions that you have. Back to you Mike.

Michael Kantrowitz, Chairman, President and CEO
--------------------------------------------------------------------------------

   Thanks Keith. Let me first comment on a phrase that we put into our press release in the beginning of January which I had gotten some questions on.
   We talked about market dynamics that were impacting the growth of the company and let me talk about what we meant by that. Basically the most important change that I think we faced and the most important challenge I think we faced in 2003 is that our core market didn't achieve the growth that was expected of it in 2003, according to IDC and we got their numbers in late December for the period, the nine months period ended September 30th. For that nine month period according to IBC the thin-client market was relatively flat compared to the prior year and it was projected to grow in the 20-30% range. So, that was something that we faced and that was what we were talking about when we talked about market dynamics impacting the company's growth. In retrospect as we look at this and we look at our market and we look at the dynamics of the market it's really not surprising that this happened in 2003 as we look back on it. Let me tell you why I think that is, first of all the IT spending climate was terrible in 2003. Virtually all areas of IT spending were flat or just up slightly or even down in many cases just because of IT spending. So I think that potentially impacted our overall market but I think there were specific dynamics in our own market that affected it even more.

   In 2003 our primary competitor went private in Taiwan, which we believe is one of the first going private transactions ever in that country. Now we believe that this likely consumed significant management time and that as a result it's possible that our competitor wasn't necessarily doing all they could to expand the thin-client market. Neoware, the number two player in our business has actually never had a strategy of trying to grow the thin-client market. Our strategy all along has been to utilize our market, our marketing expenses and our efforts to gain market share, but to save marketing dollars, by finding customers already familiar with thin-clients, avoiding the expenses of evangelizing thin-client computing, and as a 15% market share player in our business that is not an inappropriate strategy to take given that other people are evangelizing the market.

   The number three player in our market is Hewlett Packard, and in 2003 they underwent a complete product change. In the beginning of the year they were selling Wyse thin-clients to their customers, to their customer base and at the end of the year they had ceased as far as we understand, ceased acquiring those products and changed their product line to one that they designed themselves and so looking back on it, it makes a lot of sense that they wouldn't do a lot of evangelizing early on in the year to promote a product that they would end up competing with. And their own product line only was introduced in volume in Q4 of 2003. So again it's understandable why they wouldn't evangelizing in the marketplace. So we had market dynamic in 2003 with the top three players in our industry with approximately 75% of all the thin-clients sold possibly not of evangelizing in the marketplace as much as they should have. In retrospect given that dynamic it is not surprising that the market was relatively flat.

   Now going into 2004 we see a very different environment than what we saw in 2003. We see positive signs that this will change. First of all there is a lot of talk about increases in IT spending, increases in IT budgets, and overall those types of increases we believe can have a positive impact on the thin client market. Most important in our overall - in our market we see HP evangelizing thin client computing and very importantly doing it in a way that's designed to grow the market. They are evangelizing thin clients combined with blade PCs as alternatives to traditional desktop PCs. In fact their other executives have been quoted as using this strategy to compete with Dell in the Corporate PC market. This is not a market that we've traditionally gone after and this has not been one of our traditional core markets and if HP is successful in doing this it has the opportunity to really move thin client computing into new and broader markets. And if they do it and a great example of a major industry player promoting a technology in an effort to grow a market, and realistically it's much easier for a major industry player like HP to get a CIO to consider using thin client technology than it is for a company like Neoware. We believe that if HP does this, and we are seeing of it, that this evangelizing will have a positive effect on our overall market.

   Now we also, given our new position in the market, we also intend to evangelize more in coming periods. We are increasing our marketing spending and we are realigning our marketing spending and our sales resources to better communicate the benefits of our products to our target customers. While we are keeping most areas of spending constant at this point because we have invested quite a bit in increasing our operating expenses and we feel confident about our reach and about our infrastructure, we do intend to spend more money reaching out to customers to explain the benefits of thin-client computing and the benefits of Neoware. We are not going to go into much detail on this on a public forum like this, but we do intend to more aggressively promote both thin-client computing and to Neoware as the best way to get the benefits of thin-client computing.

   Another thing that we think is a positive opportunity for us and one we intend to pursue, Keith talkes about the PC replacement cycle. There were tens of million of older PC that were purchased as part of Y2K upgrades in the late 90s and companies have not replaced these PCs to a great extent as they look for ways to reduce their IT expenditures and these PCs are now
   4 going on 5 years old. And as companies increase their IT budgets, if that happens, we believe we look to replace these outdated personal computers and that these personal computers in fact are ripe for replacement. We intend to market our products, as PC alternatives in our target markets in order to increase our share and to get our share of this expected upgrade cycle that many in our industry expect to happen in 2004 and 2005. And if you look closely at our operating expense lines, you will see that we've increased our spending in R&D fairly significantly up more than 50% year-over-year and we are developing innovative new products that will help us to capitalize on the PC replacement cycle and to drive growth in our overall market.

   Let me comment on our alliance with IBM, which is continuing to go strong. IBM is a very significant customer for us this quarter, as they are and in fact this quarter we generated more new customers with IBM then we have in any periods since our alliance started, and we saw a new high in the number of individual transactions with IBM in this quarter. We processed more individual transactions with IBM than we have in any other quarters since we entered into our alliance with IBM in the beginning of 2002. For those you who follow us, you know that we don't split out IBM revenues because we can't do so accurately. Some of our IBM business goes through distribution, especially in Europe and so we can't do it accurately, we don't actually split out the amount of revenue, but again IBM was a strong contributor to the company this quarter. We are generating significant revenue as a result of this alliance and we are very pleased with the results. We are seeing adoption of our products in our core target markets, in addition to the opportunities we see outside of our core markets, for example, with Hewlett Packard evangelizing into the main stream corporate PC market.

   In our target markets, we are seeing adoption by major customers, many of whom are replacing green-screen terminals, and this is the low hanging fruit that we have been referring too. We are now seeing this happen. Some examples include Autozone which was a new customer for us in the prior quarter. They are the number one auto parts retailer nation-wide. They are replacing thousands of green-screens with modern thin-client appliances in order to provide better service to their customers. Ikea, the well known home furnishings chain has thousands of Neoware thin-clients already deployed around the world, again, replacing green-screens. They purchased these devices through IBM. Other examples of customers like this include AirCanada, Royal Jordanian Airways, again both of these IBM customers.

   Keith talked about software products and their contribution to our gross margins. Software products sales are growing. They were higher again in this quarter then in prior quarters but they are still relatively small and much less, they are less than 5% of revenue in Q2, but software is contributing to our excellent gross margins and we believe that we have an opportunity to grow our software business fairly significantly. We have three primary software products, TeemTalk which is our host access product that lets PCs and servers and thin-clients get on-demand access to legacy applications running on mainframes and UNIX machines. We have software upgrades and remote management for out thin-client products, which we can provide for Neoware thin-clients, as well as, thin-clients from other manufacturers, including IBM thin-clients, and we have ThinPC, which is an innovative software product that converts PC's into managed secure thin-clients without requiring customers to replace hardware.

   So as we continue to emphasize these software products and promote them through the same channels to the same customers as part of and extending the same sales, we see significant upside opportunity as these software sales grow. Acquisitions, the last acquisition that we did for those of you that have been following us, was concluded in July of this year and we acquired the TeemTalk product line. TeemTalk, as I mentioned is our host access product line. This is the most popular host access software used in the thin-client marketplace and that lets thin-clients and other devices connect into legacy systems. This gives us a new revenue stream and it's a great example of what we are looking for in potential acquisitions. We are looking for complementary technologies that can be sold to our customer base by our sales force, by our channels in order to leverage our relationships and basically gain stronger relationships and become more relevant to our customers by providing them a more comprehensive set of solutions. And that's an example, one example of the kind of technology that we might be looking for in acquisitions. We're interested in large markets and again TeemTalk is a good example of that, the TeemTalk, the market for host access software is nearly $1 billion market and it's a significant market and it gives us a new product line with which to enter that market. And for acquisitions as we pointed out, we have a very strong balance sheet. We are generating cash, we now have near - more than $50 million in cash; we have no debt; we generated 5 million - nearly $5 million in cash this quarter alone. And our business just isn't capital intensive. We don't have to finance in order to grow our sales. So we have the resources to continue to investigate acquisitions and to bring complementary products and technology to our customers, through the same channels and as part of and extending the same sales.

   So in summary, while we didn't meet our initial expectations for this quarter, we believe that we did deliver positive results in many areas. And most importantly we see very positive signs for the future. We are a leader in a robust market and we are gaining market share in our core business. We are investing in our business in order to drive future growth. We have the strongest balance sheet and the most cash that we've ever had in the company. So clearly we have the capital to invest in our business, as well as, to acquire additional businesses and technologies.

   So in summary, we are confident about the company's opportunity. We are confident about our products and the benefits that they bring to our customers and we believe that this is a company with a very bright future. With that I would like to open up the call for questions. We are going to take questions now for just about 30 minutes maximum. So let me apologize in advance, if we don't get to you. And let's open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: Ladies and gentlemen, if you have a question at this time, please press the "1" key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the "#" key. One moment please for our first question.

Our first question comes from Kevin Hunt from Thomas Weisel Partners.

(Q - Kevin Hunt): Hi. Thank you. Couple of questions. First, can you update us - give a little update there on TeemTalk? But could you maybe give us on the quarter and what that might have contributed? And then also you know whether the other guys like Wyse and HP are still using that product and kind of what the outlook for that is? So that's the first kind of general question. And the second one was, just in terms of pricing environment, maybe more roughly where your ASP was in a quarter? And then, what are your kind of expectation, you know, along with the evangelizing in the market, is pricing I mean any kind of a weapon that you use in the future to maybe spur some higher volumes of sales?

(A): Okay. I will be happy to. All right, so first TeemTalk, and what it contributed in the quarter. We don't split out TeemTalk separately just because the revenues are so small at this point. They are not going to just you know go up, the individual transactions could have them go up or go down in any individual quarter given the revenue levels. I think once we get closer to having software combined being about 10% of the Company's revenue, we will split it out. In this particular quarter, TeemTalk sales did go up slightly from the prior quarter. But again you know, that's not always going to happen to just, you know, every single quarter that it is always going to go up given the revenue levels where they are today. You asked specifically are other thin client vendors using TeemTalk, yes. So the thin-client vendors continue to use TeemTalk in their products and we would like them to continue to use it. And our objective is we have set aside a separate part of our organization to support those customers that are not at all involved in the thin-client business, in order to provide them with the security that they want and rightfully should have, and so we want to continue to enhance and to develop this for use by other client vendors and they are continuing to use it. So, I think that was your first question Kevin.

(Q - Kevin Hunt): Yeah.

(A): The second was about pricing environment and ASPs. We don't - we generally don't give out the actual ASP in any quarter. As a matter of fact we never give out the actual ASP and the reason we don't, is because there is such variance in our product line from products that can sell close to $200 to products that can sell for over $700, and the ASP on a quarterly basis will vary more because a customer buys the $700 product instead of the $200 product in volume than because of actual price changes in the individual product lines themselves. There hasn't been dramatic change in ASPs in this quarter or in prior quarters. The pricing environment has been relatively stable. Looking forward you asked, what are our expectations and do we view the opportunity to use pricing as a weapon. I think, you know, to be honest I think Neoware is very well positioned. We believe that we have very low cost supply chain. A very innovative way to get our products to market and we believe that that is an opportunity for us and one in which we can do quite well. I don't think that there is much of an opportunity to use pricing as a weapon versus our competition but we do see the opportunity to develop products at new price points specifically to target the PC market. So for example, historically we've always been about half the price of a PC - our average selling price, both given the technology, the opportunity, I mean there are opportunities for us to drop that so that thin-clients could be significantly less than half the cost of a PC - and that's something that we might do in the future in order to grow thin-clients' share of the overall PC market.

(Q - Kevin Hunt): Okay, thanks.

(A - Michael Kantrowitz): Okay.

Operator: Our next question comes from Brad Mook.

(Q - Bradley Mook): Thank you. Just a follow-up on that - the products that you have developed to target the PC market and potentially dropped the price below the 50% threshold compared to PCs, could those products in turn affect the gross margin?

(A - Michael Kantrowitz): They could - they could affect the gross margin in a positive effect as well. I mean one of the products that we have that's doing that, that's designed to do that is our ThinPC product, which is a pure software product and it generates higher gross margins than the thin-client products. So that would be a positive impact. If we took a combination of software and hardware, a traditional thin-client, historically our lowest end thin-client products have been among our highest gross margin products. So if we reduced our gross margin on some of those products, our lower end products actually - they still would be very strong gross margin contributors. So, in general the lower end products that we have - lower average selling prices are either much higher software content or all software, and so they historically have the higher gross margins.

(Q - Bradley Mook): Okay. And I know as far as stimulating demand you said you didn't want to get into a lot detail about the sales realignment marketing initiatives and the steps that you might take in a public forum. But I am curious why would you look to spend more dollars there, and push that up when you see the landscape changing this year, the IT spending environment improves, HP is out there now evangelizing thin-client - presumably Wyse, having moved past its privatization, it would be doing some more of evangelizing. And it would seem that you are getting a tailwind now and you wouldn't necessarily get a lot of bang for your buck if you start spending you are still small not a lot of influence.

(A - Michael Kantrowitz): The good news is and we are really clear about where we are going to evangelize - we are going to evangelize in our core markets and there are really innumerable markets, you know, we're talking about retail and healthcare and transportation and hospitality, state, local and federal government - you know these types of markets. It's not terribly expensive to do some evangelizing in those markets, and we're doing that also as part of a branding campaign, so that people when they consider thin-client computing they consider Neoware. And so we're not talking about ads on the super bowl and going after the general purpose market or trying to get these things into people's homes and in their living rooms, so it's - you know we are not doing that at all; we are evangelizing in our core markets. So we are not talking, you know, and we wanted to make it clear we are talking about modest increases in marketing expenses. And so we're not - I think you are right, Brad; the biggest opportunity for this market to grow is when a major player like HP evangelizes it that's what forces CIOs to sit up and take notice of it. And I think that's going to be very helpful to Neoware. But we think some modest increases in outreach, in our core target markets, where we believe thin-client computing is going to be the predominant architecture; we think most of those customers should be using thin-clients anyway.

(Q - Bradley Mook): Okay. And then finally just - your organization has gone through some evolution over the past year or so, you've has acquisitions, personnel changes and additions, the relationship with IBM has developed. How comfortable are you now operationally, that you have things tightened up and that the organization is being optimized?

(A - Michael Kantrowitz): I think we are in very good shape, as you know we have significantly expanded our - management team with Keith, who has now been on Board, it's going on a year, with Eric Rubino, who has been on Board for over a year - both significant additions to the top management team. Both companies that have run much larger organizations - Eric came to us from SAP where he was Chief Operating Officer of a multi-billion dollar company. So, not only have we brought in individuals at that level but we have also expanded the operations of the Company really throughout and tightened up the internal systems and the controls of the Company. And I feel very good about where the Company is and its ability to grow and to absorb that growth.

(Q - Bradley Mook): Does that play at all into a change in your visibility levels or your ability to manage the pipeline or it is that just a factor of the market?

(A - Michael Kantrowitz): You know I think as you add new channel partners the way that you manage your pipeline varies. So for example we've been on a learning curve with IBM as to how should we manage our pipeline with IBM and what does the pipeline through IBM mean and how does that compare to our other channel partners, or our customers directly. So I think, as we've gotten more visibility, you know, and more time under our belt in dealing with IBM we have a better handle on it today. Can we learn more there? I think so and we will continue to do so. But I think that we have a pretty good understanding of our pipeline; and again, because we do such a large percentage of our business with existing customers. You know, while it's not infalliable it is a little easier than some other companies. You know, but as we saw this quarter it's not infalliable. We can always learn something new and when we stumble we do learn something from it.

(Q - Bradley Mook): Okay, thanks.

(A): Okay.

Operator: Again if you have a question, please press "1" key on your touchtone telephone. Our next question comes from James Mcilree from Unterberg Towbin.

(Q - James McIlree): Thank you. You've mentioned in the press release and then a couple of times in your verbal comments about increasing marketing expenses moderately. Can you quantify for us in some way what moderately means? Is it either as a percent of sales or as it relates to the December quarter sales and marketing levels?

(A): It's you know, when we say moderately you know, we mean you know, something that would be less than what would add up to a penny per share. So a penny per share for us - if you tax affect it, before the tax effect is about $250,000 on operating expenses. So we are looking at something less than that on a quarterly basis. You know, you are talking about increasing marketing expenses by maybe a $1 million a year, may be in that range and again we don't have all of our programs in place. You are probably not going to be able to see that immediately in the coming quarter and in fact in the December quarter if you take a look at our sales and marketing expenses they were up so some of that money was already being spent in that quarter as well. So, you know, when you look at the December quarter and you look at the total operating expenses, you might expect total operating expenses to go up over the next four quarters. In and around a couple of hundred thousand dollar range.

(A): Okay. Jim, just as a result of marketing, these kind of marketing expenses I'm talking about.

(Q - James McIlree): Right. That's helpful. Keith, just to jump in, in addition keeping the other expenses really at a tight level.

(A - Keith Schneck): Right.

(Q - James McIlree): Right. I'm with you. Okay, great and then once you hit that level, I'm assuming then that the marketing expenses would grow at a rate less than sales and so you - the leverage in the model would come after you have done this realignment of the marketing?

(A - Keith Schneck): Well, marketing expenses as a percentage of sales, Jim, are not that high. So, you wouldn't get much leverage out of reducing your marketing expenses as a percentage of sales. Our marketing expenses as a percentage of sales total and again it, depending upon what we are spending on individual programs in any one quarter, but they are only in the 3-5% range.

(Q - James McIlree): The pure marketing portion?

(A - Keith Schneck): The pure marketing portion, total. So where you would see the leverage would come more from sales as opposed to marketing.

(Q - James McIlree): Okay.

(A - Keith Schneck): You can sell more without increasing your headcount as well as overall G&A.

(Q - James McIlree): Right, okay. You also said that the software revenues declined Q to Q as well as it sounded like year-over-year, but gross margins were down versus the prior quarter. Was that just a mix issue for the non-software sales?

(A - Keith Schneck): While in the prior quarter, you know, we told people 53%, this is way above our guidance and our guidance is the 45-48% range and we are keeping that guidance moving forward. So, you know, 53% that's not something we would want anybody to get too attached to, because that is not our operating plan. I mean, our operating plan truly is 45-48%.

(Q - James McIlree): Okay, great. Thank you.

(A - Keith Schneck): Okay.

Operator: Again, if you have a question, please press the "1" key on your touchtone telephone. There are no further questions in the queue, sir.

(A - Keith Schneck): Okay, very good. You want to check again to see if there any more. If you have any additional questions what do you press.

Operator: The "1" key.

(A - Keith Schneck): Okay.

Operator: Again ladies and gentlemen if you have a question please press the "1" key on your touchtone telephone. The next question comes from Richard Baldry from Roth Capital Partners.

(Q - Richard Baldry): Can you talk a little bit about what third parties like Wyse and HP can do to stimulate the market. I would have thought that efforts existing inside of your closer partners like IBM and Citrix might be more important and then if you're adding several hundred new customers a quarter the process of them moving from beta type first orders which still seems to be the pattern given less than 15% of revenues came from new customers in the quarter indicating the still small bite sizes to start, you know, that those two things in concert would have some implications for growth aside from what, call it disinterested parties would have to do, so maybe you can talk a little about what do you think something is missing in those two factors to stimulate the demand on an "as is" basis?

(A - Keith Schneck): Okay, well the first, our partners Citrix and IBM, we have very active marketing programs with them and we are constantly doing new ones so we did some new marketing programs with them in this last quarter, we will do more new marketing program with them in coming quarters so we do quite a bit of an evangelizing in connection with them. Realize though, we have to drive those efforts ourselves, right. Why is IBM doing it? Thin-clients are a very small part of the reason of why IBM would evangelize this solution. We estimate if IBM sells a million dollars worth of our thin-clients in the same solution and as part of the same sale, they typically could sell up to about $10 million worth of their own stuff. So they are really evangelizing their servers, they are evangelizing their services, their integration services, they are evangelizing the software that goes as part of that solution and then it's our job really to stimulate the demand and to evangelize the thin-client portion of it. We really don't rely on them for that. You know, they do it, they absolutely do, but we consider that to be gravy. It's not something that we expect. And we partner very heavily with Citrix. Citrix helps us to promote thin-client computing but realize Citrix you know while thin-client, it's great for them and they absolutely do promote it, they are kind of agnostic about what's at the other end. They sell a server-based solution. Their software would let you use a personal computer or use our software to lock a personal computer or use a thin-client with our software, they really don't care about what's at the other end of the wire, so they are a perfect partner for us to go out and evangelize with, but our job is to evangelize what's at the other end of the wire. So again there - we don't really rely on them to grow the thin-client market because they don't have enough incentive on their own to do it, but they're a wonderful partner to do it with and we do a lot of that. So again, I think in those two cases, Rich, we take it as our responsibility but leveraging their resources in order to evangelize our overall market as opposed to expecting them to do it, does that makes sense?

(Q - Richard Baldry): Okay, then from a sales resource perspective, when you use the word realignment on a year-over-year basis that the spending in that segment is up on a magnitude roughly of 50% and top line revenues up say 4. So are you talking about actual headcount transitions where, you know existing people in the pipeline are - that are simply not told that they are going to be asked to move aside and has the six-month flat revenue period has something to do with new people coming in with a solutions based approach that are building new pipelines or is it something not that simple?

(A): Well that's an element of it. What we are doing when we talk about realigning our sales resources is not so much changing people. I think we've got a great team. It's changing where they are focused and what they are doing. When we talk about evangelizing for example, we have compared to a year ago now we've just recently split our team into an enterprise sales organization and a smaller and medium-sized business sales organization and a separate channel sales organization. And so we have teams of people that are focused on specific enterprise accounts now. And their job is to - they have targeted accounts in particular verticals and you know when we talk about increased marketing, we are doing specific marketing allied with specific sales campaigns aimed at specific customers. And that's what we talk about, when we talk about evangelizing. To a great extent it's a combination of marketing and selling campaigns. We don't want to go into too much detail because I am sure my competitors listen to my calls. But that's what we are talking about when we talk about realignment of sales resources is changing what people are doing to focus more on the specific opportunities where we have seen great results and where we expect to continue to see great results.

(Q - Richard Baldry): All right. Then maybe from a different perspective looking at the top line as not achieving objectives in the quarter and again with an eye on the magnitude of increased spending that's gone on at that 50% level. Do you think that the current is slightly higher revenue rate aside from any marketing increase? Is that sales headcount - is that capable of driving a similar 50% topline upside to get back into sort of a more full quota bearing load or is that not reasonable to expect?

(A): It's absolutely reasonable to expect that the sales headcount can deliver significantly more revenue without increases in expenses. We'd have some minor increases around the edges but we have, as you point out, invested quite heavily in increasing our headcount in sales and other areas of the company, on purpose, in order to deliver growth and we can increase revenues from this point fairly significantly without significantly increasing those operating expenses. So, there's a lot of leverage there.

(Q - Richard Baldry): Thanks.

(A): Yup.

(A): Okay, are there any other questions.

Operator: Our next question comes from Kevin Hunt from Thomas Weisel Partners.

(Q - Kevin Hunt): Hi. Thank you. I just had a follow-up question, can you make a comment on the component pricing environment. My suspicion is that's what really allows you to get to the 53% margin and I am wondering what you kind of - what you kind of saw this quarter on that front and maybe what the expectations are going forward, you know, positive or negative influence there could be on the gross margin?

(A): Okay. In components pricing you know we use fairly industry standard commodity components by design where we use hardware where it is not just a pure software solution. Typically, we use industry standard microprocessor, standard memory, standard flash memory, and the gross margin benefit that we have seen to a great extent has come from improvements in our supply chain. And that's in these commodity components. We haven't seen any dramatic, sustainable changes.
I mean, there are some areas that where costs have gone up, flat panel monitors widely publicized that those have gone up, and so, we do have a thin-client that has a built-in flat panel screen and costs have gone up on that. But again, that's such a tiny percentage of our overall business; it's really very small. I don't think that it has had any impact on our overall gross margins. I think that more - we've designed our business model around gross margins that are in the high 40% range and we've exceeded that. I think that moving forward we would instead try to utilize some of that gross margin, if we could, to drive more top-line growth. For example, we talked earlier about developing and designing new products that would allow us to take a larger share of the overall PC market. So instead of the thin-client market being 1% of the PC market, we could try to focus on growing it into 2% or 3% of the PC market - that's a huge upside. And I'd much rather have a business that's focused on doing that, that's delivering 45% to 48% gross margins than a business that's trying to stay at 1% of the overall PC market with 50% to 53% gross margins. So to directly answer your question, I don't think we've seen any significant changes as a result of component costs in the past. And that's not - I don't think a very significant reason or any really big part of the reason why the gross margin this quarter was 50 instead of 53 - 53 - it was just really way above what we expected.

(Q - Kevin Hunt): Okay, thanks.

(A): Okay. Okay at that point I think I'm going to end it here. We said we'd allocate about 30 minutes, which we've done. So, I want to thank everybody for attending our call. We are happy you could join us, and we look forward to discussing our progress again with you in coming quarters. So once again, thank you.

Operator: Ladies and gentlemen, thank you for your participation in today's conference.




                                       18